NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
November 14, 2005	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES THIRD QUARTER RESULTS

SEATTLE, WA, November 14, 2005 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced third quarter net loss to common shareholders of $11.6 million compared to a net loss of $6.5 million for the same quarter last year. Included in the current quarter is an increase of approximately $5.0 million associated with the Company’s general and professional liability insurance program and an increase from the prior year of approximately $900,000 in hurricane-related losses, both of which are further discussed below.

Total operating revenues for the third quarter of 2005 were $97.9 million compared to $80.6 million for the third quarter of 2004, an increase of $17.3 million, or 21.5%. Approximately $15.1 million of the increase resulted from the acquisition or lease of 24 additional communities. Revenue also increased approximately $3.1 million, or 3.9%, due to increases in occupancy and average revenue per occupied unit, offset by hurricane-related revenue losses estimated at $250,000, primarily from the temporary closure of our Biloxi, Mississippi community. The average occupancy rate for the third quarter increased 1.1 percentage points to 84.5% from 83.4% in the prior year. Of the 24 additional communities acquired by the Company, 20 were managed by us prior to acquisition and, as a result, management fee revenue decreased from $1.2 million to $457,000.

Community operating expenses for the three months ended September 30, 2005, increased by $17.7 million to $68.9 million from $51.2 million in the third quarter of 2004, or 34.6%. The change was due, in part, to the acquisition or lease of 24 communities referred to above, which accounted for approximately $9.3 million of the increased expense. Of the additional increase of $8.4 million, or 16.4%, $5.0 million relates to an accrual recorded in the third quarter of 2005 for general and professional liability insurance expense based on claims originating in the 2002-2004 years and settled in the third quarter of 2005, and a related actuarial report reflecting an updated estimate of ultimate losses for all years from 2002 to September 30, 2005. The Company also incurred approximately $750,000 of expenses, net of insurance recoveries, associated with the recent Gulf Coast hurricanes, primarily for physical damage to the communities and costs of evacuating and relocating residents, an increase of $650,000 from approximately $100,000 in hurricane-related losses in the same period last year. The remaining increase of $2.7 million, or 5.3%, relates to general operating expenses of the communities, including staffing and related payroll taxes and benefits, food costs, utilities, real estate taxes and similar expenses, of which approximately $290,000 is increased facility maintenance costs and which is partially offset by an expense reduction of approximately $700,000, reflecting the positive trends of our Texas workers’ compensation program.

General and administrative (G&A) expenses for the three months ended September 30, 2005, increased $1.7 million to $8.3 million from $6.6 million for the comparable period in 2004, or 26.0%. Approximately $840,000 of the increase related to increased accounting and consulting fees, including direct project costs to comply with initial internal control requirements under the Sarbanes-Oxley Act of 2002, and increases in our audit fees. The balance of the increase of approximately $860,000 was primarily related to staffing costs for regional and corporate overhead positions.

Equity earnings in Senior Healthcare Partners, LLC (SHP) increased to $2.3 million in the third quarter of 2005 from $70,000 for the comparable period in 2004 due to the recently announced transaction between SHP and Walgreen.

Other, net income decreased $279,000 from $899,000 for the three months ended September 30, 2004 to $620,000 for the same period of 2005, or 31.0%. The $620,000 of income for the current year quarter is primarily due to the amortization of deferred gains of approximately $553,000 from sale-leaseback transactions. The $899,000 of income in the third quarter of 2004 is primarily the result of the gain on sale of undeveloped land in the amount of $265,000 and the amortization of deferred gains of approximately $508,000 from sale-leaseback transactions.

In comparing the net loss for 2005 and 2004, it is important to consider our property-related expenses, which include depreciation and amortization, facility lease expense, and interest expense that are directly related to our communities, and which include capital lease accounting treatment, finance accounting treatment, or straight-line accounting treatment of rent escalators for many of our leases. These accounting treatments all result in greater property-related expense than actual lease payments made in the early years of the affected leases and less property-related expense than actual lease payments made in later years. The difference between our property-related expenses vs. actual lease payments was $2.3 million greater for the third quarter of 2005 compared to the third quarter last year, as described below.

The net loss reflected in our consolidated statement of operations for the three months ended September 30, 2005, was $11.6 million. Our property-related expense for this period was $35.3 million, of which $30.9 million was due to the effects of lease accounting referred to above. Our actual capital, finance and operating lease payments during this period were $24.9 million. Correspondingly, the net loss of $5.6 million for the three months ended September 30, 2004, reflected property-related expense of $29.5 million, of which $23.1 million was associated with our leases. Our actual capital, finance, and operating lease payments for the three months ended September 30, 2004, were $19.4 million. The increase in total property-related expense is due primarily to the acquisition and lease of 24 additional communities. The amount by which the property-related expense associated with our leases exceeded our actual lease payments was $6.0 million for the three months ended September 30, 2005, compared to $3.7 million for the three months ended September 30, 2004, an increase of $2.3 million. This increase is primarily attributable to capital lease accounting treatment of 22 of the 24 communities referred to above. It should be noted that, notwithstanding the effects of lease accounting treatment, the actual lease payments required under most of our leases will continue to increase annually and, as a result, we will need to increase our revenues and our results from community operations to cover these increases.

Nine months ending September 30

For the nine months ending September 30, total operating revenue increased $65.7 million to $289.6 million, an increase of 29.4%. Approximately $56.2 million of the increase resulted from the acquisition or lease of 42 additional communities. Our revenue also increased approximately $12.3, million, or 5.6%, due primarily to increases in occupancy and average revenue per occupied unit, offset by hurricane-related revenue losses estimated at approximately $250,000, primarily from the temporary closure of our Biloxi, Mississippi community. The average occupancy rate for the nine months increased 3.6 percentage points to 84.6% from 81.0%. Of the 42 additional communities acquired by the Company, 30 were managed by us prior to acquisition and, as a result, management fee revenue decreased from $4.0 million to $1.5 million.

Community operating expenses for the nine months ended September 30, 2005, increased by $50.8 million to $191.9 million from $141.1 million for the first nine months of 2004, or 36.1%. The change was primarily due to the acquisition or lease of 42 communities, which accounted for approximately $33.4 million of the increased expense. Of the additional increase of $17.4 million, or 12.3%, $5.0 million related to an additional accrual for general and professional liability insurance expenses, as described in the comparison of quarterly results above and approximately $650,000 of expenses resulting from the recent Gulf Coast hurricanes, as described in the comparison of quarterly results above.  The remaining increase of $1.7 million, or 8.3%, relates to general operating expenses of the communities, including staffing and related payroll taxes and benefits, food costs, utilities, real estate taxes and similar expenses, of which approximately $1.1 million is increased facility maintenance costs and which is partially offset by an expense reduction of approximately $700,000, reflecting the positive trends of our Texas workers’ compensation program.

General and administrative (G&A) expenses for the nine months ended September 30, 2005, increased $4.1 million to $23.4 million from $19.3 million for the comparable period in 2004, or 21.3%. Of the increase, approximately $265,000 is related to costs associated with the conversion of our Series B Preferred Stock. In addition, approximately $1.2 million is related to increased accounting and consulting fees, including direct project costs to comply with initial internal control requirements under the Sarbanes-Oxley Act of 2002, and increases in our audit fees. The balance of the increase of approximately $2.6 million was primarily related to incentive compensation increases due to the increase in our operated communities, increases in general insurance costs, general professional and legal fees, and staffing additions and related travel costs primarily associated with regional and corporate overhead positions.

The gain on sale of investment in Alterra Healthcare Corporation for the nine months ending September 30, 2005 is $21.3 million. The equity earnings in SHP for the nine month ended September 30, 2005 were $2.4 million compared to $109,000 for the same period of 2004 due to the recently announced transaction between SHP and Walgreen in the third quarter of 2005.

Other, net income for the nine months ended September 30, 2005, was approximately $1.9 million compared to $1.2 million for the comparable period of 2004. The $1.9 million of income for the first three quarters of 2005 is primarily the result of amortization of deferred gains of approximately $1.7 million from sale-leaseback transactions. The $1.2 million of income for the first three quarters of 2004 is primarily the result of the amortization of deferred gains of approximately $1.6 million from sale-leaseback transactions and the gain on sale of undeveloped land in the amount of $265,000, partially offset by our equity portion of Alterra’s net loss of $794,000.

In comparing the net loss for 2005 and 2004, it is important to consider our property-related expenses, which include depreciation and amortization, facility lease expense, and interest expense that are directly related to our communities, and which include capital lease accounting treatment, finance accounting treatment, or straight-line accounting treatment of rent escalators for many of our leases. These accounting treatments all result in greater property-related expense than actual lease payments made in the early years of the affected leases and less property-related expense than actual lease payments made in later years. The difference between our property-related expenses vs. actual lease payments was $8.3 million greater for the first nine months of 2005 compared to the same period last year, as described below.

The net loss reflected in our consolidated statement of operations for the nine months ended September 30, 2005, was $6.3 million. Property-related expense for this period was $102.8 million, of which $91.5 million was due to the effects of lease accounting referred to above. Actual capital, finance and operating lease payments during this period were $73.4 million. Correspondingly, the net loss of $14.2 million for the nine months ended September 30, 2004, reflected property-related expense of $79.6 million, of which $61.5 million was associated with our leases. Actual capital, finance, and operating lease payments for the nine months ended September 30, 2005, were $51.7 million. The increase in total property-related expense is due primarily to the acquisition and lease of 42 additional communities since December 31, 2003. The amount by which the property-related expense associated with our leases exceeded actual lease payments was $18.1 million for the nine months ended September 30, 2005, compared to $9.8 million for the nine months ended September 30, 2004, an increase of $8.3 million. This increase is primarily attributable to capital lease accounting treatment for 40 of the 42 communities referred to above and the finance lease treatment of 11 communities which were acquired in the comparable period in 2004. It should be remembered that, notwithstanding the effects of lease accounting treatment, the actual lease payments required under most of our leases will continue to increase annually and, as a result, we will need to increase our revenues and our results from community operations to cover these increases.

Please see the attached table which summarizes certain of the items discussed in this press release that are related to transactions and events that are primarily related to the particular periods presented and not to other periods.

Same Community Results

Emeritus operated 124 communities in both 2004 and 2005. The 2005 third quarter revenue for those communities increased $2.9 million from the prior year quarter, primarily due to improvements in our average revenue per occupied unit, which contributed approximately $2.3 million, and an increase in occupancy, which contributed approximately $600,000. Average occupancy increased 0.9 percentage points from 82.4% in the third quarter of 2004, to 83.3% in the third quarter of 2005. Community operating expenses increased $6.1 million primarily from professional and general liability insurance expense increases of approximately $3.6 million as discussed above. The remaining increase of $2.5 million reflects costs increases for direct care labor, including related employee taxes and benefits, of $1.0 million, maintenance costs increases of approximately $260,000 and other general operating expenses of the communities. Property-related expenses (depreciation and amortization, facility lease expense, and interest expense, net) were $1.4 million lower, primarily related to the write-off of loan fees of $1.7 million in the comparable period of 2004 and a reduction in interest resulting from partial repayment of debt in August 2004. These decreases in interest expense are partially offset by rent increases in some of our operating leases during 2005 and which are, in part, performance based.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 182 communities representing capacity for approximately 18,400 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operation, and final resolution of the adverse Texas jury verdict and other uncertainties related to professional liability claims. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2005	2004	2005	2004
Revenues:
Community revenue	$95,698	$77,787	$282,909	$215,277
Other service fees	1,700	1,572	5,191	4,545
Management fees	457	1,202	1,517	4,031
Total operating revenues	97,855	80,561	289,617	223,853

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	68,897	51,190	191,934	141,076
General and administrative	8,250	6,550	23,440	19,328
Depreciation and amortization	11,650	8,170	34,562	21,661
Facility lease expense	10,534	9,711	30,659	28,775
Asset impairment	234	-	4,262	-
Total operating expenses	99,565	75,621	284,857	210,840
Operating income (loss) from continuing operations	(1,710)	4,940	4,760	13,013

Other income (expense):
Interest income	447	155	883	442
Interest expense	(13,108)	(11,586)	(37,593)	(29,124)
Gain on sale of investment in Alterra Healthcare Corporation	-	-	21,323	-
Equity earnings in Senior Healthcare Partners, LLC	2,304	70	2,360	109
Other, net	620	899	1,905	1,223
Net other expense	(9,737)	(10,462)	(11,122)	(27,350)

Loss from continuing operations before income taxes	(11,447)	(5,522)	(6,362)	(14,337)
Provision for income taxes	(122)	(915)	(1,211)	(915)
Loss from continuing operations	(11,569)	(6,437)	(7,573)	(15,252)
Income from discontinued operations	-	851	1,322	1,026
Net loss	(11,569)	(5,586)	(6,251)	(14,226)
Preferred stock dividends	-	(938)	(599)	(2,788)
Net loss to common shareholders	$(11,569)	$(6,524)	$(6,850)	$(17,014)

Basic and diluted income (loss) per common share:
Continuing operations	$(0.71)	$(0.69)	$(0.64)	$(1.71)
Discontinued operations	-	0.08	0.10	0.10
	$(0.71)	$(0.61)	$(0.54)	$(1.61)

Weighted average common shares outstanding - basic and diluted	16,271	10,769	12,690	10,564

Emeritus Corporation
Same Community Statements of Operations (1)
(unaudited)
(In thousands)

	Three Months ended
	September 30,
	2005	2004

Revenue	$69,010	$66,115
Community operating expenses*	(48,871)	(42,795)
Community operating income	20,139	23,320
Depreciation & amortization	(5,567)	(5,440)
Facility lease expense	(9,508)	(9,245)
Operating income	5,064	8,635
Interest expense, net	(6,852)	(8,600)
Operating income after interest expense	$(1,788)	$35

Operating income after adjustments (2) (3)	$1,608	$1,805

(1) Same Communities represent those communities that have been and are expected to continue to be operated by the
Company on a comparable basis since January of 2004, excluding Biloxi. Results exclude corporate general and administrative costs.
(2) Community operating expenses for the three months ended September 30, 2005, include $3,537 of liability insurance expenses related to years
2002 - 2004, $287 in hurricane related losses and a credit of $428 related to our Texas workers' compensation program.
(3) Interest expense for the three months ended September 30, 2004, includes the write-off of loan fees of $1,654 from a debt refinancing and community operating expenses include $116 in hurricane related expenses.
* exclusive of depreciation and amortization and facility lease expense shown separately below

Emeritus Corporation
Summary of Period to Period Fluctuations
(unaudited)
(In thousands)
The following table summarizes certain items of discussion in this press release that are related to transactional activities and events that are primarily related to the particular periods presented and not to other periods.

	Three Months ended September 30,				Nine Months ended September 30,
	2005			2004	2005			2004

Net loss to common shareholders - as reported	$(11,569)	(b	)	$(6,524)	$(6,850)	(b	)	$(17,014)
Preferred stock dividends & conversion costs	-			938	864			2,788
Capital & financing lease accounting effects (a)	5,958			3,738	18,127			9,772
Amortization/write-off of loan fees	75			1,726	316			2,358
Gain on sale of Alterra investment, net of tax, & Alterra equity losses	-			-	(20,488)			794
Discontinued operations	-			(851)	(1,322)			(1,026)
Gain on sale of assets & asset impairment	396			(265)	4,457			(265)
Equity earnings from SHP investment	(2,304)			(70)	(2,360)			(109)
Hurricane-related losses	977			116	977			116
	$(6,467)	(b	)	$(1,192)	$(6,279)	(b	)	$(2,586)

(a) Non-cash lease expense is the difference between our actual property related expenses associated with our leases and our actual cash lease payments:
For the three months ending September 30, our actual property expenses for leases were $30,872 and $23,100 in 2005 and 2004, respectively, and our actual cash lease payments were $24,914 and $19,362 in 2005 and 2004, respectively.
For the nine months ending September 30, our actual property expenses for leases were $91,494 and $61,500 in 2005 and 2004, respectively, and our actual cash lease payments were $73,367 and $51,728 in 2005 and 2004, respectively.
(b) The figures in the third quarter of 2005 and the first nine months of 2005 include certain accruals that are, in part, attributable to periods other than the periods presented, including
(i) a $5.0 million accrual for our general and professional liability insurance expenses that reflects updated actuarial estimates for claims that arose in the periods 2002-2004,
(ii) an interest accrual of $563,000 on the Texas verdict, which relates to the full year of 2005, (iii) a positive accrual adjustment of $736,000 for our Texas workers' compensation program based on our claim experiences, and (iv) additional expenses and accruals for our audit and other accounting and consulting fees for the third quarter and nine months of 2005 of $838,000 and $1.2 million, respectively, related to additional requirements under Sarbanes-Oxley. These matters are discussed in more detail in the press release.